UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  3)*

                   Expeditors International of Washington, Inc.
                                 (Name of Issuer)

                            Common Stock, $.01 Par Value
                           (Title of Class of Securities)

                                     30213010
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or 0 less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 30213010
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
      Acorn Fund
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-2692100
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    None
6     SHARED VOTING POWER:                                               600,000
7     SOLE DISPOSITIVE POWER:                                               None
8     SHARED DISPOSITIVE POWER:                                          600,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      600,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.88%
12    TYPE OF REPORTING PERSON:  IV

SCHEDULE 13G
CUSIP NO. 30213010
Page 3 of  3  Pages

Item 1(a)     Name of Issuer:  Expeditors International of Washington, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   19119-16th Avenue S
                   P.O. Box 69620
                   Seattle, Washington 98188

Item 2(a)     Name of Person Filing:
                   Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)     Address of Principal Business Office:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   The filing person is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $.01 Par Value

Item 2(e)     CUSIP Number:  30213010

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1994):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:

                        600,000 shares

                   (b)  Percent of class:  4.88%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                600,000
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  600,000

                        Power over voting and disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Acorn Fund.

Item 5        Ownership of Five Percent or Less of a Class:
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X ).

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 1995               ACORN INVESTMENT TRUST,
                                         SERIES DESIGNATED ACORN FUND

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky, Vice President
*******************************************************************************
                              End Amendment No. 3
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 2
*******************************************************************************
                             Begin Amendment No. 2
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  2)*

                   Expeditors International of Washington, Inc.
                                 (Name of Issuer)

                           Common Stock, $0.01 Par Value
                           (Title of Class of Securities)

                                     30213010
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

SCHEDULE 13G
CUSIP NO. 30213010
Page 2 of  5  Pages

1     NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
      Acorn Fund
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-2692100
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                    none
6     SHARED VOTING POWER:                                               752,000
7     SOLE DISPOSITIVE POWER:                                               none
8     SHARED DISPOSITIVE POWER:                                          752,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      752,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.35%
12    TYPE OF REPORTING PERSON:  IV

SCHEDULE 13G
CUSIP NO. 30213010
Page 3 of  5  Pages

Item 1(a)     Name of Issuer:  Expeditors International of Washington, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   19111 16th Avenue South
                   Seattle, Washington 98188

Item 2(a)     Name of Person Filing:
                   Acorn Investment Trust, Series Designated
                   Acorn Fund

Item 2(b)     Address of Principal Business Office:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   The filing person is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $.01 par value

Item 2(e)     CUSIP Number:  30213010

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1993):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        752,000 shares

                   (b)  Percent of class:  6.35%

                   (c)  Number of shares as to which such person has:

SCHEDULE 13G
CUSIP NO. 30213010
Page 4 of  5  Pages

                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                752,000
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  752,000

                        Power over disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Acorn Fund.

Item 5        Ownership of Five Percent or Less of a Class:
                   Not applicable

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SCHEDULE 13G
CUSIP NO. 30213010
Page 5 of  5  Pages
                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1994               ACORN INVESTMENT TRUST,
                                         SERIES DESIGNATED ACORN FUND

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky, Vice President
*******************************************************************************
                              End Amendment No. 2
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 1
*******************************************************************************
                             Begin Amendment No. 1
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  1)*

                   Expeditors International of Washington, Inc.
                                 (Name of Issuer)

                            Common Stock, $.01 Par Value
                           (Title of Class of Securities)

                                     30213010
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

SCHEDULE 13G
CUSIP NO. 30213010
Page 2 of  5  Pages

1     NAME OF REPORTING PERSON:  Acorn Investment Trust, Series Designated
      Acorn Fund (as successor to The Acorn Fund, Inc.)
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-2692100
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 376,000
6     SHARED VOTING POWER:                                                  none
7     SOLE DISPOSITIVE POWER:                                               none
8     SHARED DISPOSITIVE POWER:                                          376,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      376,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.39%
12    TYPE OF REPORTING PERSON:  IV

SCHEDULE 13G
CUSIP NO.  30213010
Page 3 of  5  Pages

Item 1(a)     Name of Issuer:  Expeditors International of Washington, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   19119 16th Avenue South
                   Seattle, Washington 98188

Item 2(a)     Name of Person Filing:
                   Acorn Investment Trust, Series Designated Acorn Fund (as successor to The Acorn Fund, Inc.)

Item 2(b)     Address of Principal Business Office:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   The filing person is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $.01 Par Value

Item 2(e)     CUSIP Number:  30213010

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1992):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        376,000 shares

                   (b)  Percent of class:  6.39%

                   (c)  Number of shares as to which such person has:

SCHEDULE 13G
CUSIP NO. 30213010
Page 4 of 5  Pages

                        (i)     sole power to vote or to direct the vote:
                                376,000 shares
                        (ii)    shared power to vote or to direct the vote:
                                none
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  376,000 shares

                        Power over disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Acorn Fund.

Item 5        Ownership of Five Percent or Less of a Class:
                   Not applicable

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SCHEDULE 13G
CUSIP NO. 30213010
Page 5 of  5  Pages

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1993               ACORN INVESTMENT TRUST,
                                         SERIES DESIGNATED ACORN FUND

                                       By: /s/ Robert M. Slotky
                                           ------------------------------------
                                               Robert M. Slotky
                                               Vice President
*******************************************************************************
                              End Amendment No. 1
*******************************************************************************
  [TYPE]     SC 13G
  [DESCRIPTION]     Original Schedule 13G Filing
*******************************************************************************
                         Begin Original Schedule 13G
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                   Expeditors International of Washington, Inc.
                                (Name of Issuer)

                           Common Stock, $.01 Par Value
                          (Title of Class of Securities)

                                     30213010
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

SCHEDULE 13G
CUSIP NO. 30213010
Page 2 of  5  Pages

1     NAME OF REPORTING PERSON:  The Acorn Fund, Inc.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-2692100
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 376,000
6     SHARED VOTING POWER:                                                  none
7     SOLE DISPOSITIVE POWER:                                               none
8     SHARED DISPOSITIVE POWER:                                          376,000
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      376,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Not applicable
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.49%
12    TYPE OF REPORTING PERSON:  IV

SCHEDULE 13G
CUSIP NO. 30213010
Page 3 of  5  Pages

Item 1(a)     Name of Issuer:  Expeditors International of Washington, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   19119 16th Avenue South
                   Seattle, Washington 98188

Item 2(a)     Name of Person Filing:
                   The Acorn Fund, Inc.

Item 2(b)     Address of Principal Business Office:
                   Two North La Salle Street, #500
                   Chicago, Illinois 60602

Item 2(c)     Citizenship:
                   The filing person is a Maryland corporation.

Item 2(d)     Title of Class of Securities:
                   Common Stock, $.01 Par Value

Item 2(e)     CUSIP Number:  30213010

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1990):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:
                        376,000 shares

                   (b) Percent of class: 6.49% (based on 5,791,912 shares outstanding on December 31, 1990)

                   (c)  Number of shares as to which such person has:

SCHEDULE 13G
CUSIP NO. 30213010
Page 4 of  5  Pages

                        (i)     sole power to vote or to direct the vote:
                                376,000 shares
                        (ii)    shared power to vote or to direct the vote:
                                none
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  376,000 shares

                        Power over disposition of these securities is shared with Harris Associates L.P., which is the investment adviser of The Acorn Fund, Inc.

Item 5        Ownership of Five Percent or Less of a Class:
                   Not applicable

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SCHEDULE 13G
CUSIP NO. 30213010
Page 5 of  5  Pages

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1991               THE ACORN FUND, INC.

                                       By: /s/ Joseph E. Braucher
                                           ------------------------------------
                                               Joseph E. Braucher
                                               Vice President